PRICING SUPPLEMENT NO. 1026BG

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-162195

Dated November 24, 2010

$19,705,330 Deutsche Bank AG Autocallable Optimization Securities

with Contingent Protection

Linked to the Market Vectors Gold Miners ETF due December 1, 2011

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Market Vectors Gold Miners ETF (the “Underlying Fund”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Fund. If the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price on any Observation Date (monthly, beginning after one month, including the Final Valuation Date) the Securities will be automatically called for an annualized return of 17.36% (or a monthly return of approximately 1.45%). If the Securities are not automatically called and the Final Fund Price is not less than the Trigger Price, at maturity you will be entitled to receive an amount equal to your initial investment. If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, you will receive your initial investment reduced by 1% for every 1% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer.

Features

❑ Tactical Investment Opportunity — If you believe the price of the Underlying Fund will remain the same or increase in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide an opportunity to generate returns based on this market view. If the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price on any Observation Date (monthly, beginning after one month, including the Final Valuation Date) the Securities will be automatically called for an annualized return of 17.36%. If the Securities are not called, investors will have downside market exposure to the Underlying Fund at maturity, subject to the contingent protection feature.

❑ Contingent Protection Feature — If you hold the Securities to maturity and the Final Fund Price is not less than the Trigger Price, you will receive 100% of your initial investment at maturity, subject to the creditworthiness of the Issuer. If the Final Fund Price is less than the Trigger Price, your Securities will be fully exposed to any decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

Key Dates

Trade Date	November 24, 2010

Settlement Date	November 30, 2010

Final Valuation Date[1]	November 25, 2011

Maturity Date[2]	December 1, 2011

[1]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[2]	In the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Security Offering

We are offering Autocallable Optimization Securities with Contingent Protection linked to the performance of the Market Vectors Gold Miners ETF. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Offering	Underlying Fund	Call Return†	Initial Fund Price	Trigger Price	CUSIP/ ISIN
Autocallable Optimization Securities with Contingent Protection	Market Vectors Gold Miners ETF (Ticker: GDX)	17.36% per annum	$59.67	$44.75, equal to 75% of the Initial Fund Price	25154P 79 0/ US25154P7906
†	Annualized.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BG dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this pricing supplement. See “Key Risks” on page 5 of this pricing supplement and “Risk Factors” beginning on page 6 in the accompanying product supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement BG. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.125	$9.875
Total	$19,705,330.00	$246,316.63	$19,459,013.37
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$19,705,330.00	$1,404.99

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with product supplement BG dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BG dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312510019698/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date,” “Trigger Price,” “Initial Fund Price,” “Final Fund Price” and “Closing Price” in this pricing supplement shall be deemed to refer to “Call Date,” “Strike Level,” “Initial Fund Level,” “Final Fund Level” and “Closing Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦	You believe the Closing Price of the Underlying Fund will be greater than or equal to the Initial Fund Price on every Observation Date, including the Final Valuation Date.

♦	You are willing to expose your investment to the full downside performance of the Underlying Fund, if the Final Fund Price is less than the Trigger Price.

♦

You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, and you are otherwise willing and able to hold the Securities to maturity.

♦	You are willing to make an investment the return of which is limited to the applicable Call Return, an annualized return of 17.36%.

♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market.

♦	You are comfortable with the creditworthiness of Deutsche Bank AG, as Issuer of the Securities.

The Securities may not be suitable for you if, among other considerations:

♦	You do not believe that the Closing Price of the Underlying Fund will be greater than or equal to the Initial Fund Price on any Observation Date.

♦	You believe the Final Fund Price will be less than the Trigger Price.

♦	You seek an investment that offers full protection of your initial investment.

♦	You are not willing to make an investment in which you could lose up to 100% of your initial investment.

♦	You seek an investment the return of which is not limited to the Call Return, an annualized return of 17.36%.

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, or you are otherwise unable or unwilling to hold the Securities to maturity.

♦	You prefer to receive dividends and any other distributions paid on any stocks held by the Underlying Fund.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment.

♦	You seek an investment for which there will be an active secondary market.

♦	You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities, or $1,000)

Term	1 year, subject to a monthly automatic call

Underlying Fund	Market Vectors Gold Miners ETF (Ticker: GDX)

Call Feature	The Securities will be automatically called if the Closing Price of the Underlying Fund on any Observation Date is greater than or equal to the Initial Fund Price.

Observation Dates

Monthly, beginning after one month, on the following dates: December 27, 2010, January 25, 2011, February 22, 2011, March 25, 2011, April 25, 2011, May 24, 2011, June 24, 2011, July 25, 2011, August 25, 2011, September 26, 2011, October 25, 2011, and November 25, 2011 (the “Final Valuation Date”). The Observation Dates are subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Call Settlement Dates	Four business days following the relevant Observation Date

Call Return

If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 Security equal to the Call Price for the relevant Observation Date. The Call Price will be based upon the annualized Call Return of 17.36%.

Any payment on the Securities, including any contingent protection at maturity, is subject to the Issuer’s ability to pay its obligations when due.

Observation Dates	Call Return	Call Price (per $10.00 Security)
December 27, 2010	1.45%	$10.14
January 25, 2011	2.89%	$10.29
February 22, 2011	4.34%	$10.43
March 25, 2011	5.79%	$10.58
April 25, 2011	7.23%	$10.72
May 24, 2011	8.68%	$10.87
June 24, 2011	10.13%	$11.01
July 25, 2011	11.57%	$11.16
August 25, 2011	13.02%	$11.30
September 26, 2011	14.47%	$11.45
October 25, 2011	15.91%	$11.59
November 25, 2011	17.36%	$11.74
(Final Valuation Date)

Payment at Maturity (per $10.00 Security)

If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, you will be entitled to receive a cash Payment at Maturity equal to $10.00 per $10.00 Security face amount.

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, you will be entitled to receive a Payment at Maturity equal to:

$10.00 + ($10.00 x Underlying Fund Return);

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

Any payment on the Securities, including any contingent protection at maturity, is subject to the Issuer’s ability to pay its obligations when due.

Underlying Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price

Trigger Price	$44.75, equal to 75.00% of the Initial Fund Price

Closing Price

On any scheduled trading day, the last reported closing price of the Underlying Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

Initial Fund Price	$59.67, the Closing Price of one share of the Underlying Fund on the Trade Date.

Final Fund Price	The Closing Price of one share of the Underlying Fund on the Final Valuation Date.

Share Adjustment Factor

Initially 1.0 for the Underlying Fund, subject to adjustment for certain actions affecting the Underlying Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Determining Payment Upon a Call or at Maturity

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performance for the Underlying Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Fund relative to its Initial Fund Price. We cannot predict the Final Fund Price or the Closing Price of the Underlying Fund on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security:

Term:	1 year, subject to a monthly automatic call beginning after the first month
Initial Fund Price:	$59.67
Trigger Price:	$44.75 (75% of the Initial Fund Price)
Call Return and Call Prices:

Observation Dates	Call Return*	Call Price*
December 27, 2010	1.45%	$10.14
January 25, 2011	2.89%	$10.29
February 22, 2011	4.34%	$10.43
March 25, 2011	5.79%	$10.58
April 25, 2011	7.23%	$10.72
May 24, 2011	8.68%	$10.87
June 24, 2011	10.13%	$11.01
July 25, 2011	11.57%	$11.16
August 25, 2011	13.02%	$11.30
September 26, 2011	14.47%	$11.45
October 25, 2011	15.91%	$11.59
November 25, 2011 (Final Valuation Date)	17.36%	$11.74

*	Based on the annualized Call Return of 17.36%.

Example 1 — The Closing Price of the Underlying Fund on the first Observation Date is $70.00, which is greater than the Initial Fund Price of $59.67 — the Securities are called.

Because the Closing Price of the Underlying Fund on the first Observation Date is greater than or equal to the Initial Fund Price, the Securities are automatically called on the first Observation Date at the applicable Call Price of $10.14 per Security payable on the corresponding Call Settlement Date, representing a 1.45% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $70.00 is greater than the Initial Fund Price of $59.67 — the Securities are called.

Because the Securities were not previously called and the Final Fund Price is greater than or equal to the Initial Fund Price, the Securities are automatically called on the Final Valuation Date at the applicable Call Price of $11.74 per Security payable on the corresponding Call Settlement Date, representing a 17.36% return on the Securities.

Example 3 — The Closing Price of the Underlying Fund is not equal to or greater than the Initial Fund Price on any of the Observation Dates and the Final Fund Price of $50.00 is greater than the Trigger Price of $44.75 — the Securities are NOT called.

Because the Closing Price of the Underlying Fund on all of the Observation Dates is not equal to or greater than the Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is not less than the Trigger Price, you will be entitled to receive a Payment at Maturity equal to $10.00 per $10.00 Security.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $23.87 is less than the Trigger Price of $44.75 — the Securities are NOT called.

Because the Securities are not called and the Final Fund Price is less than the Trigger Price, your initial investment will be fully exposed to any decline in the Final Fund Price as compared to the Initial Fund Price. Accordingly, you will be entitled to receive a Payment at Maturity calculated as follows:

$10.00 + ($10.00 x Underlying Fund Return) =

$10.00 + ($10.00 x –60%) = $4.00

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, the contingent protection feature is lost and your initial investment will be fully exposed to any decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange (including a call), and your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the Securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Fund or in any of the components held by the Underlying Fund. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The Securities do not guarantee any return of your initial investment. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Fund Price is greater than or equal to the Trigger Price. If the Securities are not automatically called on any Observation Date and the Final Fund Price is less than the Trigger Price, you will be fully exposed to any decline in the Final Fund Price as compared to the Initial Fund Price. Accordingly, you could lose your entire initial investment.

♦

APPRECIATION POTENTIAL IS LIMITED TO THE CALL RETURN — The appreciation potential of the Securities is limited to the annualized Call Return of 17.36%, regardless of the performance of the Underlying Fund. In addition, since the Securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the Securities at a comparable return for a similar level of risk. If the Securities are not called, you could lose your entire initial investment.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The Securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call and any contingent protection provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive the contingent protection or any other amount owed to you under the terms of the Securities.

♦

REINVESTMENT RISK — If your Securities are called early, the holding period over which you would receive the annualized Call Return of 17.36% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Underlying Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependant on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

♦

YOUR CONTINGENT PROTECTION MAY TERMINATE ON THE FINAL VALUATION DATE — If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, your initial investment in the Securities will be protected, subject to the credit of the Issuer. We refer to this feature as contingent protection. However, if the Final Fund Price is less than the Trigger Price, at maturity you will be fully exposed to any depreciation in the Closing Price of the Underlying Fund. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the Final Fund Price is less than the Initial Fund Price.

♦

CONTINGENT PROTECTION OF YOUR INITIAL INVESTMENT APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.

♦

NO COUPON PAYMENTS, DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING FUND — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component stocks held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦

IF THE PRICE OF THE UNDERLYING FUND CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the Underlying Fund. Changes in the market price of the shares of the Underlying Fund may not result in a comparable change in the value of your Securities.

♦

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Payment at Maturity or Call Price due upon an automatic call described in this pricing supplement is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the Closing Prices of the Underlying Fund, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Fund;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the stocks held by the Underlying Fund;

♦	the occurrence of certain events affecting the Underlying Fund that may or may not require an anti-dilution adjustment;

♦	interest and yield rates in the market generally;

♦

global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

POTENTIAL DEUTSCHE BANK AG IMPACT ON PRICE — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Fund, may adversely affect the market price of the shares of the Underlying Fund and therefore, the value of the Securities.

♦

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates may engage in business with the issuer of the Underlying Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Fund Price of the Underlying Fund and Payment at Maturity or Call Price due upon an automatic call based on Closing Price of the Underlying Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Fund if a market disruption event occurs on any of the Observation Dates.

♦

WE AND OUR AFFILIATES, OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL FUND PRICE AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Fund to which the Securities are linked.

♦

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

THE UNDERLYING FUND AND ITS INDEX ARE DIFFERENT — The performance of the Underlying Fund may not exactly replicate the performance of its respective index because the fund will reflect transaction costs and fees that are not included in the calculation of the index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. Finally, because the shares of the Underlying Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying Fund may differ from the net asset value per share of the Underlying Fund. For all of the foregoing reasons, the performance of the Underlying Fund may not correlate with the performance of its respective index.

♦

THERE IS NO AFFILIATION BETWEEN THE UNDERLYING FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE UNDERLYING FUND — We are not affiliated with the Underlying Fund or the issuers of the component securities held by the Underlying Fund or underlying the index replicated by the Underlying Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying Fund or underlying the index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Underlying Fund or the component stocks underlying the index or any of the issuers of the component securities held by the Underlying Fund or underlying the index. You, as an investor in the Securities, should make your own investigation into the component securities held by the Underlying Fund or underlying the index and the issuers of the component securities held by the Underlying Fund or underlying the index. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the index are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

PAST PERFORMANCE OF THE UNDERLYING FUND, ITS INDEX OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Fund, its index or of the component securities held by the Underlying Fund over the term of the Securities, may bear little relation to the historical prices of the Underlying Fund or of the component securities held by the Underlying Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Fund, its index or of the component securities held by the Underlying Fund.

♦

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. As described above under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying Fund

All disclosures contained in this pricing supplement regarding the Underlying Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Underlying Fund contained in this pricing supplement. You should make your own investigation into the Underlying Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Fund as an indication of future performance. The Underlying Fund is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and investment companies registered under the Investment Company Act of 1940, as amended, are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Fund with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Fund under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Market Vectors Gold Miners ETF

We have derived all information contained in this pricing supplement regarding the Market Vectors Gold Miners ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Gold Miners ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Gold Miners ETF. Information provided to or filed with the SEC by the Market Vectors Gold Miners ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF, please see the prospectus dated May 1, 2010. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this pricing supplement.

Investment Objective

The Market Vectors Gold Miners ETF seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The NYSE Arca Gold Miners Index includes common stocks and American Depositary Receipts (“ADRs”) of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million and that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Indexing Investment Approach

The Market Vectors Gold Miners ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicate the Gold Miners Index. It is possible that the Market Vectors Gold Miners ETF may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors Gold Miners ETF is updated on a daily basis. As of November 24, 2010, the Market Vectors Gold Miners ETF had a total of 31 total constituents. The following tables summarize the Market Vectors Gold Miners ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of November 24, 2010

Company	Percentage of Total Holdings
Barrick Gold Corp.	16.80%
Goldcorp Inc.	11.31%
Newmont Mining Corp.	9.87%
Silver Wheaton Corp.	5.92%
AngloGold Ashanti Ltd.	5.70%
Cia de Minas Buenaventura SA	5.46%
Agnico-Eagle Mines Ltd.	4.85%
Kinross Gold Corp.	4.72%
Gold Fields Ltd.	4.52%
Yamana Gold Inc.	4.34%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The NYSE Arca Gold Miners Index

We have derived all information contained in this pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the NYSE Arca. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg under the ticker symbol “GDM.”

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Index Calculation

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)	the component securities are split into two subgroups – large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having a NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an NYSE Arca Gold Miners Index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total NYSE Arca Gold Miners Index value.

The NYSE Arca Gold Miners Index is reviewed quarterly so that the NYSE Arca Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1:    If any component stock exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2:    The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the index weight. The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 50% of the NYSE Arca Gold Miners Index. If any component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 4.5% and the proportion by which the stocks were scaled down. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares. In conjunction with the quarterly review, the share weights used in the calculation of the NYSE Arca Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. The index components and their share weights are determined and announced prior to taking effect. The share weight of each component stock in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The NYSE Arca may substitute stocks or change the number of stocks included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component stock of the NYSE Arca Gold Miners Index; the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

Historical Information

The following table sets forth the quarterly high and low Closing Prices for the Market Vectors Gold Miners ETF, as reported by Bloomberg. The Market Vectors Gold Miners ETF’s Closing Price on November 24, 2010 was $59.67.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/22/2006	6/30/2006	$39.13	$32.20	$38.70
7/1/2006	9/30/2006	$42.10	$34.36	$35.65
10/1/2006	12/31/2006	$42.09	$33.46	$39.91
1/1/2007	3/31/2007	$42.35	$36.61	$39.57
4/1/2007	6/30/2007	$42.88	$37.10	$37.89
7/1/2007	9/30/2007	$45.82	$34.49	$45.35
10/1/2007	12/31/2007	$52.25	$42.55	$45.83
1/1/2008	3/31/2008	$56.42	$46.39	$47.70
4/1/2008	6/30/2008	$51.43	$42.53	$48.59
7/1/2008	9/30/2008	$50.84	$28.10	$33.79
10/1/2008	12/31/2008	$33.88	$16.37	$33.88
1/1/2009	3/31/2009	$38.60	$28.20	$36.88
4/1/2009	6/30/2009	$44.55	$30.97	$37.82
7/1/2009	9/30/2009	$48.00	$35.14	$45.29
10/1/2009	12/31/2009	$54.78	$41.87	$46.21
1/1/2010	3/31/2010	$50.17	$40.24	$44.41
4/1/2010	6/30/2010	$54.06	$46.40	$51.96
7/1/2010	9/30/2010	$56.66	$47.09	$55.93
10/1/2010	11/24/2010*	$61.78	$54.28	$59.67

*	As of the date of this pricing supplement available information for the fourth calendar quarter of 2010 includes data for the period through November 24, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the Market Vectors Gold Miners ETF from May 22, 2006 to November 24, 2010. The Closing Price of the Market Vectors Gold Miners ETF on November 24, 2010 was $59.67. We obtained the Closing Prices of the Market Vectors Gold Miners ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical prices of the Market Vectors Gold Miners ETF should not be taken as an indication of future performance.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.125 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with NASD Rule 2720, DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.